UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 18, 2015

________________________

XURA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35572	04-3398741
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Quannapowitt Parkway Wakefield, Massachusetts (Address of principal executive offices)		01880 (Zip Code)

Registrant's telephone number, including area code: (781) 246-9000

N/A
(Former Name or Former Address, if changed since last report)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of a Certain Officer

On September 18, 2015, Xura, Inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Shawn Rathje, its Vice President, Chief Accounting Officer, pursuant to which Mr. Rathje’s employment with the Company will terminate effective January 1, 2016 (the “Separation Date”).

 (e) Compensatory Arrangements of a Certain Departing Officer

Under the terms of the Separation Agreement, following the execution by Mr. Rathje of a waiver and release of claims which is not revoked within seven (7) days of its execution by Mr. Rathje, Mr. Rathje will be entitled to receive (i) eight (8) months of severance pay at his current base salary, less lawful deductions, payable in the form of salary continuation in accordance with the Company’s payroll practices, (ii) COBRA premiums contributions by the Company with such contributions ending on the earlier of (a) September 1, 2016, or (b) the date on which Mr. Rathje becomes eligible for coverage under the group health plan of another employer, and (iii) outplacement services.

Under the terms of the Separation Agreement, Mr. Rathje acknowledged and reaffirmed the validity of his post-employment obligations contained in any prior agreement he executed with the Company relating to non-competition, non-solicitation, confidentiality, assignment of inventions, and non-disparagement.

Mr. Rathje further agreed that in the event of his breach of any of his post-employment obligations, (i) the Company would have the right to cease making any payments due under the Separation Agreement, and (ii) Mr. Rathje would be obligated to return to the Company the consideration paid under the Separation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XURA, INC.

By:	/s/ Roy Luria
Roy Luria Executive Vice President, General Counsel and Corporate Secretary
Date:  September 18, 2015